Exhibit 99.1

QSAM Biosciences Appoints Adriann Sax to Board of Directors

Austin, TX; January 25, 2022 – QSAM Biosciences Inc. (OTCQB: QSAM), a company developing next-generation therapeutic radiopharmaceuticals, including Samarium-153-DOTMP (CycloSam®), for the treatment of cancer and related diseases, today announces the appointment of Adriann Sax to the QSAM Biosciences Board of Directors. Ms. Sax will serve on the Company’s Audit Committee and will chair the Nomination and Governance Committee.

Ms. Sax has a distinguished 30+ year career in biotech and life sciences, serving in leadership, operational and business development roles with a focus on oncology for both Fortune 100 and start-up companies. She currently serves as CEO and co-founder of Vetigenics LLC, an animal health biotech company, where she has secured partnerships with Merck, obtained federal grants, and which was named 2021 Start-up of the Year by the Penn Center for Innovation at the University of Pennsylvania. Previously she was EVP and Chief Commercial Officer at Kadmon Corp., a division of Sanofi Company, and for five years, Entrepreneur in Residence at Fortress Biotech. During the early 2000s, Ms. Sax served in various leadership capacities at large pharmaceutical companies, notably Vice President at Bristol Myers Squibb, Executive Director at Merck & Co., and Executive Vice President in charge of Business Development and Strategic Planning at King Pharmaceuticals, leading to its $6.5 Billion acquisition by Pfizer. Ms. Sax holds an MBA from the Keller Graduate School and a BS in Animal Science from the University of Delaware. She is an active advisor and board member for many industry associations, academic institutions, and nonpublic company boards.

C. Richard Piazza, the Company’s Executive Chairman stated, “We are very pleased to have a person of Adriann’s experience, talent and character join our Board of Directors. I have known Adriann for several years, starting with her time overseeing acquisitions at Fortress, and have the utmost confidence that she will add significant value to QSAM through her depth of knowledge and hard work.”

Ms. Sax commented, “QSAM has an exciting technology with potential benefits of reducing metastases and prolonging survival in adults, children and even dogs with bone cancer, an area that is my current focus with Vetigenics. Pet dogs are now being used as translational models for accelerating clinical trials for pediatric cancers like osteosarcoma. These opportunities represent large markets with high unmet needs where the connection between humans and animals can be leveraged. I am happy to join QSAM’s Board and believe I can help the company achieve its long-term goals and continue to build shareholder confidence.”

About QSAM Biosciences

QSAM Biosciences, Inc. is developing next-generation nuclear medicines for the treatment of cancer and related diseases. QSAM’s initial technology, CycloSam® (Samarium-153 DOTMP), is a clinical-stage bone targeting radiopharmaceutical developed by IsoTherapeutics Group LLC, pioneers in the nuclear medicine space who also developed the FDA-approved and commercially available Quadramet® (Samarium-153 EDTMP) radiopharmaceutical product, which is indicated for pain palliation. QSAM is led by an experienced executive team and Board of Directors that have completed dozens of FDA approvals and multiple successful biotech exits.

CycloSam® has demonstrated preliminary safety and efficacy in animal studies and a single patient FDA-cleared human trial performed in 2020 in the Cleveland Clinic. This nuclear technology uses low specific activity Samarium-153 (resulting in far less europium) and DOTMP, a chelator which is believed to eliminate off-target migration and targets sites of high bone turn over making it, in management’s opinion, an ideal agent to treat primary and secondary bone cancers. Since CycloSam® delivers targeted radiation selectively to the skeletal system, it is also believed to be an effective agent to perform bone marrow ablation as pre-conditioning for bone marrow transplantation, and in procedures to reduce external beam radiation to bone tumors. This multi-patented drug candidate utilizes an FDA approved radioisotope combined with a novel chelant that has demonstrated preliminary increased efficacy and decreased side effects in animal models and veterinary treatment of bone cancer in dogs. Further, CycloSam® utilizes a streamlined, just-in-time manufacturing process that is already in place. Given these factors, management believes there is a strong pathway to commercialization for CycloSam®.

Legal Notice Regarding Forward-Looking Statements: This news release contains “Forward-looking Statements”. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, regulatory risks, early stage versus late stage product safety and efficacy, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the ability to consummate acquisitions and ultimately integrate them, the level of demand and market acceptance of our products, and changes in our business strategies. This is not an offering of securities and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements.

Contact

Investors:

Jason Nelson

CORE IR

ir@qsambio.com

516 222 2560

Media:

Jules Abraham

CORE IR

917-885-7378

julesa@coreir.com